                                                                                      newsrelease
CTS CORPORATION  Elkhart, Indiana 46514    (574) 523-3800

April 29, 2008

FOR RELEASE:  Immediately

CTS ANNOUNCES STRONG FIRST QUARTER 2008 RESULTS
Operating Performance Exceeds Analyst Consensus

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced first quarter 2008 revenues of $172.8 million and net earnings of $6.7 million, or $0.18 per diluted share, compared to net earnings of $4.0 million, or $0.11 per diluted share in the first quarter 2007.

The 64% increase in earnings per share in first quarter 2008 was driven by higher sales, better margins and lower expenses.  The first quarter of 2007 included a $0.02 per share charge for Moorpark investigation costs.  First quarter 2008 earnings per diluted share exceeded analyst consensus of $0.15 by $0.03 per share.

First quarter 2008 revenue increased 6% over the first quarter of 2007 driven by a 12% increase in Components and Sensors segment sales from higher sales into infrastructure applications and automotive components and the positive impact of a recent acquisition. EMS segment sales improved slightly over the first quarter of 2007 on higher sales into targeted medical and defense and aerospace markets and the positive impact of a recent acquisition, partially offset by expected declines in sales to computer markets.

 “We were pleased with our financial results, as well as our success in capturing new business awards in the first quarter.  We announced our first production award for smart actuators in diesel engine applications, continued strong design wins for electronic components in infrastructure applications and completion of two accretive tuck-in acquisitions in the last three months,” stated Vinod M. Khilnani, CTS President and Chief Executive Officer.
“The Supplier of Excellence Award for Product Development received from Honda Motor Company in the first quarter confirms CTS as one of the world’s leading suppliers of highly engineered electronic accelerator pedal modules,” added Mr. Khilnani.

CTS completed two strategic acquisitions announced earlier in the first quarter, which are expected to be accretive in 2008.  Tusonix, Inc., a leader in the design and manufacture of ceramic electromagnetic filters, expands CTS Electronic Components’ technology and customer base adding approximately $15 million of sales. Orion Manufacturing, Inc., a highly focused contract manufacturer serving target markets in defense and aerospace, industrial and medical, broadens the EMS customer base with approximately $27 million in sales and improves margin opportunities.

“We believe the actions we continue to take to diversify our customer and technology base, combined with our increasing global footprint, position CTS to more effectively operate in a challenging economic environment,” commented Mr. Khilnani.

Based on the favorable first quarter results and despite the challenging economic conditions, the Company is reiterating its prior full-year 2008 guidance of 5% - 8% sales growth over 2007 and earnings per share guidance of $0.78 to $0.83.

The Company repurchased 689,800 shares of its stock in the first quarter for approximately $6.8 million, at an average price of $9.87 per share.

SEGMENT INFORMATION
(Dollars in millions)

	First Quarter 2008		First Quarter 2007		Fourth Quarter 2007
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$77.8	$6.8	$69.6	$4.9	$71.1	$8.2
Electronics Manufacturing Services (EMS)	95.0	2.0	93.7	--	107.2	3.9
Segment Operating Earnings		8.8		4.9		12.1
Expenses not allocated to business segments:
- Restructuring and related charges		(0.4)				(2.6)
Total	$172.8	$8.4	$163.3	$4.9	$178.3	$9.5

Components & Sensors: Components and Sensors first quarter 2008 sales increased by $8.2 million, or 12%, from the first quarter of 2007, reflecting increased electronic component sales for infrastructure applications and automotive components combined with incremental sales from two recent acquisitions.  Segment operating earnings of $6.8 million improved $1.9 million over the first quarter of 2007 primarily from higher volume. Operating earnings, as a percent of sales, improved to 8.7% from 7.1% in the same period last year.

Segment sales increased by $6.7 million, or 9.4%, over the fourth quarter of 2007, primarily from increased automotive product sales and incremental sales from two recent acquisitions. Segment operating earnings of $6.8 million decreased $1.4 million from the fourth quarter of 2007 primarily due to increased investment in research and development activities and lower royalty income, partially offset by the impact of higher volume.

EMS: EMS first quarter 2008 sales increased by $1.3 million, or 1.3%, from the first quarter of 2007, reflecting higher sales into the medical and defense and aerospace markets and sales from a recent acquisition, partially offset by expected declines in sales to computer markets.

Segment operating earnings of $2.0 million were $2.0 million higher than the first quarter of 2007 as a result of improved product mix and lower operating expenses. Operating earnings, as a percent of sales, increased to 2.1% in the first quarter of 2008 from breakeven in the same period last year.

First quarter 2008 EMS sales, compared to the fourth quarter 2007, were $12.2 million lower primarily in computer, communications and defense and aerospace markets, partially offset by incremental sales from a recent acquisition.  Operating earnings decreased $1.9 million primarily from lower volume.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, April 30, 2008 at 11:00 a.m. EDT. Those interested in participating may dial 866-205-3921 (612-332-0636, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, April 30, 2008, through 11:59 p.m. EDT on Wednesday, May 7, 2008. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 917648. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, potential changes in the economy generally and in respect to the businesses in which CTS operates; rapid technological change in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; and risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC, available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)
	Three Months Ended
	March 30,	April 1,
	2008	2007

Net sales	$ 172,755	$ 163,258

Costs and expenses:
Cost of goods sold	138,931	132,920
Selling, general and administrative expenses	20,976	21,270
Research and development expenses	4,317	4,120
Restructuring charge	150	-

Operating earnings	8,381	4,948

Other expenses (income):
Interest expense	1,059	691
Other	(1,225)	(865)
Total other expenses	(166)	(174)

Earnings before income taxes	8,547	5,122

Income tax expense	1,881	1,076

Net earnings	$ 6,666	$ 4,046

Net earnings per share:
Basic	$ 0.20	$ 0.11

Diluted	$ 0.18	$ 0.11

Cash dividends declared per share	$ 0.03	$ 0.03

Average common shares outstanding:
Basic	33,845	35,824

Diluted	38,335	40,410

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
(In thousands of dollars)

	March 30,	December 31,
	2008	2007 *

Cash and cash equivalents	$ 59,347	$ 52,868
Accounts receivable, net	108,159	100,655
Inventories, net	83,832	73,778
Other current assets	24,018	23,539
Total current assets	275,356	250,840

Property, plant & equipment, net	96,268	92,825
Other assets	210,682	200,027

Total Assets	$ 582,306	$ 543,692

Notes payable and current portion
of long-term debt	$ -	$ 1,000
Accounts payable	78,802	84,217
Other accrued liabilities	44,843	43,702
Total current liabilities	123,645	128,919

Long-term debt	116,700	72,000
Other obligations	17,565	18,526
Shareholders' equity	324,396	324,247

Total Liabilities and
Shareholders' Equity	$ 582,306	$ 543,692

* The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.